Exhibit 10.14

To:	RBC Europe Limited as Agent (the “Agent”)

From:	Global Blue Group Holding AG as Obligors’ Agent (the “Company”)

Dated:	1 February 2021

Dear Sirs/Madams

Global Blue Group Holding AG - Waiver Letter

1	Introduction

1.1	We refer to the facilities agreement dated 25 October 2019 (as amended by an amendment letter dated 14 January 2020) between, among others, the Company and the Agent (the “Facilities Agreement”).

1.2

Terms not defined herein shall have the same meaning as that set out in the Facilities Agreement. Clause references herein shall be reference to the Facilities Agreement and references to Schedules shall be to schedules in the Facilities Agreement.

1.3	This letter will supersede and replace the waiver letters dated 18 January 2021 (the “Original Waiver Letter”) and 28 January 2021 from the Company to the Agent in its entirety.

2	Waiver Request

2.1

The Company for itself and as Obligors’ Agent for the other Obligors hereby request that the financial covenant in Clause 26.2 (Financial condition) of the Facilities Agreement is not tested on the Test Dates falling on 30 September 2021 and 31 March 2022 and no Default, Event of Default or other breach of the Finance Documents will occur as a result of any failure to comply with such financial covenant on such Test Dates (the “Waiver Request”).

2.2	We hereby request the consent of the Majority Lenders to the Waiver Request.

3	Liquidity Condition

3.1	For the purposes of this letter:

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Liquidity” means (as at the relevant date of determination) the sum of:

(a)	the aggregate amount of cash and Cash Equivalent Investments of the Group; and

(b)

the aggregate amount available to the Group on a committed or uncommitted basis for utilisation under any facilities or other debt or equity financing (including under the Liquidity Loan Agreement, the Revolving Facility and Swingline Facility),

in each case, calculated in good faith by the Company (using any exchange rate contemplated by Clause 26.3 (Financial testing) of the Facilities Agreement).

“Liquidity Loan Agreement” means the loan agreement dated 30 September 2020 between the Company, as borrower, and SL Globetrotter, L.P. and Global Blue Holding L.P., as lenders, as amended or otherwise modified from time to time.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year.

“Reference Month” means, in relation to any calendar month, the corresponding calendar month during the period from (and including) 1 February 2019 to (and including) 31 January 2020.

“Waiver Period” means the period from (and including) 30 September 2021 to (and excluding) 30 September 2022.

3.2	Subject to the occurrence of the Effective Date, during the Waiver Period the Company undertakes to:

(a)

ensure that Liquidity on the last day of each calendar month, or if such day is not a Business Day, then on the next succeeding Business Day, in each case, falling during the Waiver Period (a “Relevant Month End Date”) shall not be less than €35,000,000 (the “Monthly Liquidity Condition”), provided that:

(i)

the foregoing Monthly Liquidity Condition shall not be tested nor required to be satisfied on any date: (A) falling prior to the occurrence of the Effective Date; (B) falling prior to, or after the expiry, of the Waiver Period; or (C) upon the revenues of the Group for any calendar month first being equal to or more than an amount equal to forty (40) per cent. of the revenues of the Group for the Reference Month for that month;

(ii)

compliance with the Monthly Liquidity Condition shall be tested for each Relevant Month End Date solely by reference to the Monthly Liquidity Compliance Certificate delivered pursuant to paragraph (b) below in respect of that Relevant Month End Date, on the date of delivery of that Monthly Liquidity Compliance Certificate;

(iii)

if: (A) the Monthly Liquidity Condition is not satisfied on a Relevant Month End Date when it is tested; or (B) the Monthly Liquidity Compliance Certificate in respect of the Relevant Month End Date is not delivered in accordance with paragraph (b) below (a “Monthly Liquidity Condition Failure Event”), no Default or Event of Default will (or be deemed to) occur on or prior to the date (the “Monthly Liquidity Cure Date”) falling 20 Business Days after the last date on which the Monthly Liquidity Compliance Certificate is permitted to be delivered to the Agent under paragraph (b) below for any Relevant Month End Date on which such Monthly Liquidity Condition Failure Event was (or would have been) first evidenced and the Company may cure or prevent a Monthly Liquidity Condition Failure Event if, at any time on or prior to the Monthly Liquidity Cure Date, the Group receives the proceeds of Equity Contributions or any other source available to the Group (and, to the extent any such cash proceeds were received prior to that Relevant Month End Date, such cash proceeds have not been otherwise applied as at such date) (the “Monthly Liquidity Condition Cure”) in an amount at least sufficient to ensure that the Monthly Liquidity Condition would be satisfied if tested again on the same date on the basis that the amount of any Monthly Liquidity Condition Cure so provided shall be taken into account as if provided immediately prior to the Relevant Month End Date and shall increase Liquidity for such Relevant Month End Date by an amount equal to the amount of that Monthly Liquidity Condition Cure, provided that:

(A)

for the avoidance of doubt, there shall be no restriction on a Monthly Liquidity Condition Cure amount exceeding the amount required to cure or prevent a failure to satisfy the Monthly Liquidity Condition;

(B)

(I) in relation to any Monthly Liquidity Condition Cure provided prior to the date of delivery of the relevant Monthly Liquidity Compliance Certificate for the Relevant Month End Date, such Monthly Liquidity Compliance Certificate shall set out the level of the revised Monthly Liquidity Condition for the Relevant Month End Date by giving effect to the Monthly Liquidity Condition Cure and confirming that such Monthly Liquidity Condition Cure has been provided; and (II) in relation to any such Monthly Liquidity Condition Cure provided following the date of delivery of the relevant Monthly Liquidity Compliance Certificate for the Relevant Month End Date, following the proceeds of that Monthly Liquidity Condition Cure being provided to it, the Company shall provide a revised Monthly Liquidity Compliance Certificate to the Agent confirming compliance with the Monthly Liquidity Condition for the Relevant Month End Date after giving effect to that Monthly Liquidity Condition Cure; and

(C)

if, after giving effect to the Monthly Liquidity Condition Cure, the requirements of the Monthly Liquidity Condition are met, then (I) the prior non-satisfaction of the Monthly Liquidity Condition; and (II) any Monthly Liquidity Condition Failure Event outstanding by reference to the last Relevant Month End Date, shall, in each case as applicable, be deemed cured and satisfied and no longer outstanding or continuing and no Default or Event of Default shall be (or be deemed to be) outstanding or continuing; and

(iv)

regardless of whether or not any Monthly Liquidity Condition Cure right is exercised, if a Monthly Liquidity Condition Failure Event has occurred but, the Company has delivered a Monthly Liquidity Compliance Certificate to the Agent evidencing that the Monthly Liquidity Condition is satisfied on any succeeding Relevant Month End Date, then (I) the prior non-satisfaction of the Monthly Liquidity Condition or failure to deliver the Monthly Liquidity Compliance Certificate (as applicable); and (II) any corresponding Monthly Liquidity Condition Failure Event outstanding by reference to such Relevant Month End Date, shall, in each case as applicable, be deemed cured and satisfied and no longer outstanding or continuing and no Default or Event of Default shall be (or be deemed to be) outstanding or continuing; and

(b)

supply a certificate (a “Monthly Liquidity Compliance Certificate”) to the Agent, by no later than the fifteenth (15th) Business Day after each Relevant Month End Date, confirming whether or not as at that Relevant Month End Date, the Monthly Liquidity Condition was satisfied.

4	Quarterly Financial Statements

Subject to Clause 25.3 (Reporting requirements while listed), Clause 25.8 (Use of websites), Clause 25.9 (Restrictions) and the occurrence of the Effective Date, from (and including) the Effective Date until (and including) the last date of the Waiver Period (the “Reporting Period”), the Company undertakes to deliver to the Agent for distribution to the Lenders a copy of any unaudited consolidated financial statements of the Group for any Financial Quarter ending during the Reporting Period which are publicly filed by the Company and made available to all of its shareholders on the later of (i) the date such financial statements are so filed and made available and (ii) the date falling sixty (60) days after the end of such Financial Quarter.

5	Process and Timing

5.1	We request that:

(a)	the Agent circulate this letter to the Lenders promptly upon receipt; and

(b)

the Lenders provide their irrevocable and unconditional consent to and approval of the Waiver Request and their irrevocable instruction to the Agent to execute this letter (if the requisite consent is obtained) on behalf of the Lenders on or before 12 noon (in London) on 3 February 2021 (or such later time as is notified by the Company to the Agent) (the “Consent Deadline”).

5.2

The 10 Business Day snooze and lose period under Clause 40.6 (Non-Responding Lender (snooze you lose)) which commenced on the date of the Original Waiver Letter shall be extended until the Consent Deadline as at the date of this letter but, for the avoidance of doubt, unless otherwise agreed by the Company, any further extension of the Consent Deadline after the date of letter as contemplated by this paragraph 5 or paragraph 7 (Miscellaneous) below shall not restart, reset or terminate such period in ascertaining whether that Lender’s Commitments and/or participation shall be disregarded when calculating the relevant percentage of the Total Commitments or otherwise when ascertaining whether the approval of the Majority Lenders has been obtained with respect to the Waiver Request in accordance with the provisions of Clause 40.6 (Non-Responding Lender (snooze you lose)).

5.3

We further ask the Agent to confirm to us, from time to time and otherwise as agreed between us and the Agent, the names of the Lenders (i) who have indicated that they consent to the Waiver Request (ii) who have declined the Waiver Request and (iii) who have not responded to the Waiver Request.

5.4

The Agent shall, promptly upon receipt of the consent of the Majority Lenders in respect of the Waiver Request (at which time the Waiver Request shall become effective and the date on which such consent is received shall be the “Effective Date”):

5.4.1	countersign this letter; and

5.4.2	deliver a countersigned copy of this letter to the Company.

6	Transfers and Assignments

6.1

Any consent to the Waiver Request provided by a Lender (a “Transferring Lender”) will bind any person that acquires by way of an assignment or transfer (including by way of novation) any or all of such Transferring Lender’s relevant rights, obligations, Commitments and/or Loans (a “New Consenting Lender”) on or after the date on which that Transferring Lender provides its consent to the Agent in accordance with paragraph 5 (Process and Timing) above, and by providing such consent to the Agent each Transferring Lender shall also be deemed to have agreed to procure that any such assignment or transfer is completed on this basis.

6.2

The consent provided by the relevant Transferring Lender referred to in paragraph 6.1 above will remain valid and binding on the relevant New Consenting Lender (and any future holder of the relevant Commitments) to the extent of such New Consenting Lender’s (and the relevant future owner’s) ownership of the relevant Commitments and/or Loans and any such New Consenting Lender (and relevant future owner) shall have the same rights and obligations in relation thereto as the relevant Transferring Lender did prior to the assignment or transfer.

6.3	A New Consenting Lender shall not be entitled to exercise voting rights in respect of the requests in this letter.

7	Miscellaneous

7.1	A person who is not a party to the Facilities Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter.

7.2	Notwithstanding anything in this letter to the contrary, we reserve the right:

7.2.1	to proceed or not to proceed with the implementation of the Waiver Request (in our absolute discretion);

7.2.2	to extend the Consent Deadline; and/or

7.2.3	to withdraw, supplement, amend or revise any of the invitations or requests set out in this letter (or any conditions relating thereto) at any time prior to the Effective Date.

7.3	In respect of any right to amend any of the requests set out in this letter, the Agent may post to the Lenders changes to, or final versions of, this letter.

7.4

To the extent we exercise any right under paragraph 7.2.3 above, each Lender will have the opportunity to change or withdraw its response within a reasonable period after that Lender receives notice in writing of such amendment (provided that, if the Agent determines (in its sole discretion (which discretion shall include the right to refuse to make a determination)) that an amendment made pursuant to paragraph 7.2.3 above is not prejudicial to the interests of the Lenders and/or is minor, technical or administrative or corrects a manifest error, any response provided prior to the time at which we exercise that right shall remain valid and binding on the relevant Lender). All determinations as to the validity and time of receipt of any consent will be made by the Agent in consultation with the Company.

7.5

Except as varied by the terms of this letter, the Facilities Agreement and the other Finance Documents will remain in full force and effect and any reference in the Facilities Agreement or any other Finance Document to the Facilities Agreement or to any provision of Facilities Agreement will be construed as a reference to the Facilities Agreement, or that provision, as amended by this letter.

7.6	This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

7.7	In the event of any conflict between the terms of this letter and any other Finance Document, the terms of this letter shall prevail.

7.8

In accordance with the Facilities Agreement, by executing this letter the Company and the Agent designate this letter a Finance Document and this letter shall therefore then be construed as a Finance Document under the Facilities Agreement.

7.9

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law and Clause 46 (Enforcement) of the Facilities Agreement applies to this letter mutatis mutandis.

Please acknowledge your agreement to the terms of this letter by signing where indicated below.

[Signature Pages Follow]

Yours faithfully,

for and on behalf of Global Blue Group Holding AG for itself and as Obligors’ Agent pursuant to Clause 2.6 (Obligors’ Agent) of the Facilities Agreement

By:	/s/ Jacques Stern

Name:	Jacques Stern

Title:	CEO

We hereby confirm the consent of the Majority Lenders to the Waiver Request on the date set forth below.

for and on behalf of RBC Europe Limited as Agent on behalf of the Finance Parties

By:	/s/ Johnson Tse

Title:	Authorised signatory

Date:	3 February 2021